                                                                   Exhibit 10.49

                             INVITROGEN CORPORATION

                         EMPLOYEE RELOCATION GUIDELINES

                        Paybands 19, 20, 21, 22 & 23 (10)




                                Rockville Closing

                               Effective 4/1/2001

                             INVITROGEN CORPORATION
                RELOCATION POLICY GUIDELINES -- ROCKVILLE CLOSING
                       PAY BANDS 19, 20, 21, 22 & 23 (10)

I.      RELOCATION SERVICES

        A. Travel Expenses -- Reimbursable

               1. Home Finding Trips

                  You and your spouse are entitled to three (3) round trips to the destination location for the purpose of selecting a new residence. The trip can include your child(ren) if approved by Human Resources. The following terms and conditions apply:

                      a. The number of days reimbursed for each home finding
                         visit shall not exceed a total of five days and five nights stay in the destination location.

                      b. Costs related to round trip transportation, lodging at
                         a company-designated hotel, car rental and reasonable meals will be reimbursed.

                      c. Reasonable expenses incurred while on a home finding trip will be reimbursed using the relocation expense report provided, with receipts attached. These expense reimbursement requests must be submitted within 30 days of incurring the expense and must be clearly designated as "relocation expense".

                      d. Reasonable and customary expenses for childcare will be reimbursed.

               2. Final Move

                  Invitrogen will reimburse reasonable and customary expenses of one-way transportation for you and your immediate family to the new location. Travel will be by the most direct route. Reimbursable expenses include mileage at the current company rate and tolls, as well as lodging and meal costs for every day of travel plus the last day at the old location and the arrival day in the new location. If you have begun working at the new location prior to the final move, Invitrogen will provide a one-way trip for you to return to the former residence to assist the family with the final move.

        B. Household Goods Moving Expenses

           You will be referred to the contracted household goods carrier who will transport your belongings to the new location.

           Invitrogen will pay for all reasonable charges for packing at origin, one pickup at origin and one delivery at destination and unpacking at destination within the guidelines that follow:

               1. Approved Moving Expenses

                      a.  Transport of household and personal effects.

                      b. Costs related to one packing/loading and one
                         unloading/unpacking of goods during a normal Monday through Friday workweek.

                      c. Fees for preparation, service and normal reinstallation of appliances and electronic household items.

                      d. Insurance of household goods both in transit and while
                         goods are in storage.

                      e. Transport of two automobiles, if necessary. Travel by
                         personal automobile is required if distance is 350 miles or less.

                      f.  Storage of household goods for up to 90 days.

                      g. If your household goods are packed prior to the scheduled date of departure, meals and lodging at the old location will be reimbursed for you and all members of the immediate family subject to Section C below.

                      h. Reasonable expenses will be covered for moving ordinary household pets, such as dogs and cats. Shipping charges (including pet carriers) and required health certifications are authorized for up to two pets.

               2. Moving Expenses -- Approved by Invitrogen on a Case-by-Case
                  Basis

                  Special services such as the following will be reviewed on a case-by-case basis and must be approved in advance by the VP, Human Resources.

                      a. Farm equipment, airplanes, boats and boat trailers, motor homes, more than two automobiles or vehicles, antique automobiles and automobiles not in driving condition.

                      b. Unauthorized overtime hours paid to the carrier for hours required to pack/load/unload and extra pickup charges.


               3. Moving Expenses -- Not Allowable

                      a. Removal of typically permanent fixtures such as carpeting, antennas, satellite television dishes, playground equipment, above ground swimming pools, Jacuzzis, large workshops, draperies, permanently affixed wall mirrors, light fixtures, air conditioners, or items attached to a foundation or wall will not be considered allowable expenses.

                      b. Costs associated with transport of firewood, building materials, combustible items, frozen and perishable foods, alcoholic beverages, livestock.

                      c. Unusual and exotic household animals such as rare birds, tropical fish and snakes, which require special and specific environmental conditions.

                      d. Special crating/uncrating, unpacking for unusual items such as antiques, lab equipment, pool tables or grandfather clocks needs to be authorized.

                      e.  Plants and shrubs.

                      f. Personal insurance coverage for family treasures such as jewelry, documents, mementos, collections, precious metals, stones, coins and automobiles towed by employee.

                      g. Costs incurred for and movement of items not covered by the policy may be negotiated with the carrier. However, such expense items are non-reimbursable relocation expenses and must be paid for directly to the carrier by the employee.

                      h.  Tips or other gifts to the household goods carrier.

               4. Rental Trailer -- an additional $.04 per mile, plus rental expense will be paid if you use a trailer to transport all or part of your personal effects and the trailer is moved to the new location by personal car.

        C. Temporary Living Expenses

           Temporary living covers the period of time between when you move out of your former home and when you take possession of the new residence (except as provided in Section C(2) below). Every effort should be made to time the move so you and your furniture go directly to the new residence. Temporary living is authorized, if required, for up to ninety (90) days.

               1. Lodging

                  Invitrogen will reimburse for reasonable accommodation at a company-designated hotel while awaiting the delivery of household belongings. It is recommended that if you know the period of time will exceed three weeks, Invitrogen will assist you in locating an efficiency or furnished apartment to rent on a monthly basis.

               2. Meals

                  Reasonable and customary reimbursement of meals for the employee and family for up to ninety (90) days. Such reimbursement for meals may continue for up to two days after you have taken possession of the new residence to allow time to move into your kitchen and dining facilities.

               3. Car Rental

                  Car rental is in accordance with company policy.

               4. Laundry and Dry Cleaning Charges

                  Charges accrued during a hotel stay only will be reimbursed.

        D. Miscellaneous Relocation Expense Allowance.

           Invitrogen will provide a Miscellaneous Relocation Expense Allowance equal to $10,000, payable on the effective date of your relocation as determined between the HR Department and you.

        E. Sale of Former Home

               Invitrogen will reimburse for the real estate commission on the sale of your former home up to 6% of the sales price, plus reasonable and customary closing costs, including appraisals, legal fees, home inspection, title search fees, and transfer taxes and recordation costs customarily paid by sellers (up to a maximum for taxes and recordation costs of $10,000), provided the sale occurs within one year of relocation contract date and employee is actively employed by the Company during the period.

        F. Lease Termination (Renter)

               Invitrogen will reimburse for reasonable penalties for the cancellation of an unexpired lease for up to two months rent.

        G. Home Finding Assistance For a New Residence

               The following description details the procedures for home finding assistance for Invitrogen transferring employees. These services, provided through L&F, include the Buy Smart Home Finding Program (Homeowner) and the Rent Smart Home Finding Program (Renter).

               1. Buy Smart Home Finding Program

                  Your L&F Coordinator will assist you with information and the selection of qualified Realtor(s) in your new area. The Coordinator will conduct an in-depth discussion on your concerns, needs and wants. Based on your wishes, the L&F Coordinator will provide you with a comprehensive area information package with specialized information.

                  The L&F Coordinator will arrange an area orientation tour with a Relocation Realtor and schedule tours of appropriate housing that is available. If you have a Realtor with whom you would like to work, provide the Realtor's name to your L&F Coordinator. DO NOT CONTACT THE REALTOR DIRECTLY.

                  When you find a home you want to purchase, the L&F Coordinator is available to assist you in your contract negotiations. The Coordinator will review the contract with you to be sure you understand your relocation benefits relevant to the terms of the contract.

               2. Purchase of New House

                  If the employee purchases a residence, Invitrogen will reimburse a combination of points on a new home loan (excluding loan prepayment penalties) and other miscellaneous closing costs (such as loan origination fees, appraisal fees, administrative and processing fees, title insurance fees, escrow fees, and building inspection fees) up to a maximum of $20,000. If the employee rents a residence instead of purchasing, Invitrogen will pay to the employee a one time relocation bonus of $15,000 in lieu of the amount specified in the previous sentence.

                  Invitrogen will extend an interest-free loan for $150,000 for the purchase of a home, to be secured by the home purchased, or any subsequent home purchased while employed by Invitrogen. The employee will not be required to make principal payments on the loan unless employee's employment is terminated prior to the forgiveness of the loan. Loan to be forgiven if still an employee with Invitrogen as follows: one/third of the loan after three (3) years; an additional one/third of the loan after four (4) years; and the final one/third of the loan after five (5) years. The employee will be liable for taxes, if any, for imputed interest and forgiveness of the loan. Complete details relating to the loan are included in the Secured Promissory Note and Deed of Trust (and Addendum thereto), which the employee must execute before receiving the loan. A copy of these documents in blank has been made available to employee.

               3. Rent Smart Home Finding Program

                  Your L&F Coordinator will assist you with information and the selection of qualified Realtor(s) or Rental Specialist(s). The L&F Coordinator will discuss your needs and wants and schedule an are a orientation tour and viewing of appropriate housing that is available. When you locate a property that you would like to rent, your Rental Specialist will assist you in your lease negotiation, and will provide a Transfer Clause to be inserted in your lease to protect you, should you be relocated prior to your lease expiration.

II.     TAX ASSISTANCE AND REGULATIONS

        The Internal Revenue Service considers most amounts received as reimbursement for relocation expenses to be compensation. The expense reimbursement paid directly to an employee for IRS qualified moving expenses (shipment of household goods, 30 days storage in transit, final move transportation and lodging costs) will be reported in Box 12 of the W-2. Qualified moving expenses paid to a third party on behalf of an employee will no longer be reported on the employee's W-2. All non-qualified reimbursements whether paid to the employee or a third party, will be included in wages, Box 1 of the W-2. At year-end, Invitrogen will provide you with a summary of your relocation expenses that were paid during the year. This will assist you in filing your personal income tax return.

        Invitrogen will "gross-up" all non-deductible expenses that are subject to reimbursement under this agreement so that you will not incur any net, out-of-pocket expense after payment of Federal, State, FICA and Medicare taxes relating to such expense reimbursement. Such non-deductible expenses include, without limitation:

               -  Home Finding Trip Expenses

               -  Temporary Living Expenses

               -  Miscellaneous Relocation Expense Allowance

               -  Closing Costs on Sale of Former Home

               - Miscellaneous Closing Costs on Purchase of New Home (not points)

               -  Employment Assistance for Spouse

               -  Lease Cancellation and Rental Assistance

        Reasonably promptly following the submission of any approved request for reimbursement of eligible expenses, you will receive a payment from Invitrogen that shall be grossed up so that the net payment to you shall equal the actual expense. Such payment shall be calculated based upon your United States federal and state income tax rates, as determined based upon your Form W-4 (Employee's Withholding Allowance Certificate) and applicable state withholding certificate. After the end of the calendar year, you may submit to Invitrogen's HR Department a certification from your certified public accountant or such other documentation in a form acceptable to Invitrogen, to document that you were subject to higher effective marginal tax rates during the year in which you received expense reimbursements pursuant to this agreement. In such case, Invitrogen shall make an additional gross-up payment reasonably promptly after the submission of the certification or additional documentation, based upon the actual tax rates applicable to you for such year. Such additional payment shall also be grossed up using the higher effective marginal tax rate identified for the previous year.

        For expenses of third party service providers that are paid directly by Invitrogen, a gross up payment will be made by Invitrogen to the employee at the end of the year in which such expense is incurred.

        Interpretation of the "gross-up" policy lies with the Vice President of Human Resources, the Chief Financial Officer and his or her designee.

        All requests for relocation reimbursement must be received by Invitrogen by November 30 to ensure inclusion of expenses in the current tax year. For tax reporting purposes, relocation expense reports received after November 30 will be included in the following tax year.

        Invitrogen will pay the cost of tax return preparation service by a third party service provider approved by Invitrogen in advance to assist the employee in preparation of tax returns for any year in which the employee has received any expense reimbursements pursuant to this agreement.

III.    EMPLOYMENT ASSISTANCE FOR SPOUSE

        If your spouse is currently employed, Invitrogen will provide placement services through an agency of the Company's choosing in the relocation area to assist in finding a new job, in an amount not to exceed $10,000 for such services actually received.

IV.     RELOCATION BACK

        If the employee is terminated without Cause (as defined in the Secured Promissory Note relating to the housing loan described above) within twelve (12) months from the effective work start date at the new location, the employee shall be provided with a severance package equal to two (2) weeks of salary per year of service and a relocation award that shall consist of either:

        A. cash in an amount equal to the cost of relocating back to the employee's point of origin, which shall include only the type of costs listed in Sections I(A)(2) and I(B) above calculated based on one or more estimates obtained by the Company in good faith from one or more third party service providers or

        B. the actual costs incurred by the employee and his or her family in one move to any location in the continental United States during the twelve (12) months following such termination that are the type of costs authorized in Sections I(A), -(B), -(C), -(E), and -(F) above.

V.      EMPLOYEE REIMBURSEMENT AGREEMENT

        Recognizing the comprehensive nature of these Guidelines and the magnitude of the obligations assumed by Invitrogen, the employee agrees to reimburse Invitrogen for all relocation expenses incurred if the employee leaves employment voluntarily or is terminated for gross misconduct within twelve (12) months of the effective work start date at the new location. At the end of 12 months of employment, the amount will be completely forgiven. If the employee voluntarily terminates his/her service, the total relocation expenses incurred on behalf of the newly transferred employee will become immediately payable to Invitrogen. Further, all reimbursements under the agreement of which these Guidelines are a part, including any submitted but not yet reimbursed expenses and any pending tax assistance payments shall cease as of the date of termination. Invitrogen maintains the right to withhold moneys owed from any final salary or other moneys due the individual.

        A letter agreement between Invitrogen and the employee incorporating these Guidelines must be signed by you and returned to Human Resources as a prerequisite to receiving relocation benefits.